THIS AMENDMENT NUMBER ONE (the "Amendment") to the Original Agreements (as defined below) is hereby made as of September 24, 2004 by and between Alpharma, Inc., a Delaware corporation ("ALO"), and Purepac Pharmaceutical Co., a Delaware corporation ("Purepac"), on the one hand, and Teva Pharmaceutical Industries Ltd., an Israeli corporation ("Teva"), and Plantex USA, Inc. , a New Jersey corporation ("Plantex"), on the other hand. ALO, Purepac, Teva and Plantex are sometimes collectively referred to herein as the "Parties" and separately as a "Party";

WHEREAS, ALO and Teva entered into a certain Selective Waiver Agreement dated April 26, 2004 (the "Waiver Agreement") and contemporaneously therewith on April 26, 2004 Purepac and Plantex entered into a certain Amended and Restated Supply Agreement (the "Supply Agreement") (the Waiver Agreement and the Supply Agreement are together referred to herein as the "Original Agreements");

WHEREAS, on September 17, 2004 ALO issued to Teva a notice pursuant to Section 2.1(d) of the Waiver Agreement informing Teva of its desire and intent to Launch a Capsule Product (the "2.1(d) Notice"); and

WHEREAS, the Parties desire to enter into this Amendment to make certain agreed upon changes to the terms and conditions of the Original Agreements to clearly reflect the current mutual understanding and agreement of the Parties.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and covenants hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. All capitalized terms used herein, unless otherwise defined herein, shall have the respective meanings defined in the Original Agreements.

2. 2.1(d) Notice.

a. The Parties hereby confirm and agree that the 2.1(d) Notice applies to Capsule Product only and all of Teva's and ALO's respective rights and remedies with respect to Tablet Product under the Original Agreements (including as expressly modified under Paragraph 4 of this Amendment) remain in full force and effect.

b. Teva hereby acknowledges receipt of the 2.1(d) Notice from ALO, and ALO hereby acknowledges that notice of Teva's willingness to maintain its indemnity in accordance with the provisions of the Waiver Agreement was provided to ALO on Friday September 24, 2004.

c. Teva further acknowledges that even if ALO does not Launch its Capsule Product within two (2) days of Teva's notice of it willingness to maintain its indemnity, Teva shall maintain its indemnity in accordance with the provisions of the Waiver Agreement Provided that ALO hereby agrees that, subject to any injunction, or direct or indirect court order, or other adverse position taken by a court that would prevent it from doing the following, it shall effect the Selective Waiver (including as expressly modified under Paragraph 3 of this Amendment) with respect to the Capsule Product not later than October 6, 2004 or the date of Launch of the ALO Capsule Product, whichever shall first occur.

3. Amendment to Definition of Selective Waiver. Section 1.3(uu)(iii) of the Waiver Agreement is hereby deleted in its entirety and replaced with the following:

"(iii) delivering to the FDA (with a copy to Teva), on the same day as the first commercial sale under Section 1.3(uu)(ii) (or as early as practicable on the first business day thereafter if such commercial sale is not made on a business day or is made after FDA is closed), a waiver letter for the applicable Product in the form attached hereto as Exhibit A or such other version of such letter as the Parties may mutually agree; and"

4. Tablet Product. Anything else in the Waiver Agreement notwithstanding, ALO shall provide to Teva at least ten days written notice prior to any Launch of its Tablet Product. ALO shall effectuate the Selective Waiver (including as expressly modified under Paragraph 3 of this Amendment) when it so Launches its Tablet Product and the provisions of subsections (i), (ii), and (iii) under Section 2.1(a) or 2.1(d), as may be applicable, shall apply to the Tablet Product. The Trigger Date for the Tablet Product shall be defined as October 6, 2004.

5. Amendment to the Supply Agreement. In the event ALO or an ALO Designee Launches the ALO Capsule Product prior to October 6, 2004, then Section 5.5 of the Supply Agreement is hereby amended to provide that the Final API Price payable by ALO and its Affiliates (including Purepac) to Plantex is increased to **** percent (****%) of the Net Sales of Finished Product that is the equivalent dosage form of the first ****MT of API converted to Finished Product and sold under an ALO ANDA, where after the Final API Price shall revert to the terms otherwise specified in the Supply Agreement.

6. Miscellaneous. The amendments to the Original Agreements set forth herein shall be effective as of the date hereof and, except as set forth herein, the Original Agreements shall remain in full force and effect and shall be otherwise unaffected hereby. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument. Headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, and subject to Teva executing this Amendment on or before Tuesday September 28, 2004, the Parties have caused this Amendment to be executed in multiple counterparts by their duly authorized representatives (Alpharma and Teva with respect to the Waiver Agreement, and Purepac and Plantex with respect to the Supply Agreement). The Parties understand and agree that time is of the essence and that if Teva does not execute this Amendment on or before Tuesday September 28, 2004 this Amendment shall be of no force or effect.

ALPHARMA, INC. By: /s/ Brendan Magrab Name: Brendan Magrab Title: VP, Intellectual Property	TEVA PHARMACEUTICAL INDUSTRIES LTD. By: /s/ George S. Barrett Name: George S. Barrett Title: President and CEO
By: /s/ Richard Egosi Name: Richard Egosi Title: General Counsel

PUREPAC PHARMACEUTICAL CO. By: /s/ Brendan Magrab Name: Brendan Magrab Title: VP, Intellectual Property	PLANTEX USA, INC By: /s/ Richard Egosi Name: Richard Egosi Title: General Counsel
By: /s/ George Svokos Name: George Svokos Title: President